Execution Version

SPECIAL CUSTODY AGREEMENT
(Short Sales and Exchange-Listed Options)

This Agreement dated as of August 25, 2016 (this “Agreement”), among RiverNorth Opportunities Fund, Inc. (“Customer”), National Financial Services LLC, acting through its division Fidelity Capital Markets, (“Broker”), and STATE STREET BANK AND TRUST COMPANY as custodian (“Custodian”).

WHEREAS, Broker is a broker-dealer registered with the Securities and Exchange Commission under Section 15 of the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”) and several national securities exchanges including the New York Stock Exchange, member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”);

WHEREAS, Customer is an investment company registered under the Investment Company Act of 1940, which is permitted by applicable law and its own governing documents and investment policies to enter into the transactions contemplated by the Margin Agreement and Options Agreement (each as defined below);

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Broker in which Customer may effect Short Sales (as defined below) and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement (the “Margin Agreement”) with Broker and has entered into or may hereafter enter into one or more of Broker’s master agreements for exchange-listed options (such agreements being collectively referred to herein as the “Options Agreement”);

WHEREAS, Customer has appointed RiverNorth Capital Management, LLC (“Investment Advisor”) as an investment advisor and manager over certain of its assets with authority to effect Short Sales and Options Transactions and to act on Customer's behalf in connection with the pledge of assets to Broker to secure performance of Customer's obligations with respect to Short Sales and Options Transactions effected for Customer's account with Broker;

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Broker's internal policies;

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and
Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of Customer pursuant to a custody agreement (the “Custodian Agreement”) between Custodian and Customer is prepared to act as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions.

(a) Terms defined in the Uniform Commercial Code of the Commonwealth of Massachusetts (the “UCC”) have the same meaning in this Agreement as in the UCC. The term “instruction”, as used in this Agreement, includes an instruction under section 9-104(a)(2) of the UCC.

(b) In addition to the terms elsewhere defined in this Agreement, the following terms have the following meanings for purposes of this Agreement:

“Adequate Performance Assurance” means such Collateral credited to the Special Custody Account as is required under the Margin Rules, the Margin Agreement and the Options Agreement.

“Advice from Broker” means a notice sent by an Authorized Representative of Broker delivered to Customer, Investment Advisor or Custodian, as applicable hereunder, communicated: (i) in writing; (ii) by a facsimile- sending device; or (iii) in the cases of calls for additional Collateral in connection with Options Transactions, a notice that an exercise notice filed with OCC has been assigned to Customer, a notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option or has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option or has failed to pay an Exercise Settlement Amount, or a notice referred to in Section 8(g), by telephone to a person designated by Customer, Investment Advisor or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of Customer, Investment Advisor or Custodian, provided, however, that the Advice from Broker is confirmed promptly thereafter by written notice.

“Authorized Representative of Broker” means an employee of Broker authorized to sign Advices from Broker as certified by an officer of Broker on Appendix A as amended from time to time by a new written certification to Custodian following a reasonable time for Custodian to act thereon

“Business Day” means a day on which Customer, Custodian and Broker are open for business. All references herein to times of day shall mean New York City time.

“Collateral” shall mean any U.S. Security, U.S. Government security or Security Entitlement acceptable to all parties and having loan value under the Margin Rules which are pledged to Broker as provided herein or as otherwise permitted under the Margin Agreement or Options Agreement; subject, however, to Broker’s right to value such Collateral in its sole discretion.

“Instructions from Customer” means “Proper Instructions” as defined in the Custodian Agreement.

“Option” means the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

“Security” (or “Securities”) shall have the meaning assigned to that term in Section
8-102(a) of revised Article 8 of the UCC (“Revised Article 8”); provided, however, that such terms shall include a Security Entitlement or Security Entitlements except were otherwise specifically provided or where the context otherwise requires.

“Security Entitlement” shall have the meaning assigned to that term in Section 8-102(a)
of Revised Article 8.

“Short Sales” means the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections
220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

2. Special Custody Account.

(a) Custodian, in its capacity as a Securities Intermediary (as defined in Section
8-102(a) of Revised Article 8), shall open a special custody account on its books, such account to be entitled “Special Custody Account for RiverNorth Opportunities Fund, Inc. for the benefit of National Financial Services LLC; Collateral for Margin Account Transactions” (the “Special Custody Account”).

(b) For the avoidance of doubt, the foregoing requirement will not be satisfied by a subaccount of the Customer’s account with Custodian or an arrangement in which assets that remain in the Customer’s account are recorded as pledged to the Broker through “memo pledge” or similar arrangements. Custodian shall hold in the Special Custody Account, upon the terms of this Agreement, all of the Collateral (subject to the Security Interest of Broker) and all monies or other property paid on or distributed with respect thereto or realized on the sale of any portion thereof. The Special Custody Account shall be a Securities Account (as defined in Section 8-501(a) of Revised Article 8) and within the sole dominion and Control of Broker, in accordance with the terms of this Agreement.

(c) All ordinary cash interest, dividends and other income paid on or distributions with respect to the Collateral may be credited to a separate deposit account (the “Deposit Account”).

3.  Control. Custodian will take such action with respect to any Collateral as Broker shall direct in an Advice from Broker. In no event will any consent of Customer be required for the taking of the action by Custodian. Without limitation upon the foregoing, Custodian will (a) comply with any Advice from Broker or other entitlement orders or instructions originated by Broker concerning the Special Custody Account or any of the Collateral without further consent by Customer and (b) will not comply with entitlement orders or other Instructions from Customer with respect to the Special Custody Account or any of the Collateral without the consent of Broker.

4. Additional Assurances and Duties of Custodian.

(a) Custodian will act as a securities intermediary with respect to the Securities Account and a bank with respect to the Deposit Account. As a consequence of the Custodian Agreement being governed by the laws of the Commonwealth of Massachusetts, the Commonwealth of Massachusetts is the jurisdiction of Custodian as securities intermediary and bank for purposes of the UCC. The Custodian confirms that, as of the date of this Agreement it is a bank, as defined in Section 3(a)(6) of the Exchange Act.

(b) Custodian will treat all Collateral credited to the Special Custody Account as financial assets except that Custodian will not treat as a financial asset (i) any security or other asset that is not capable of such treatment under section 8-501(d) of the UCC or (ii) any cash or cash balance in the Special Custody Account. Any security otherwise included in the Collateral and that is not capable of being treated as a financial asset under section 8-501(d) will be held by Custodian as bailee for Broker, and the provisions of Section 3 will apply, solely for purposes of such section, as if the security were a financial asset credited to the Special Custody Account. Custodian is entitled to all exculpations, indemnities and other benefits under this Agreement when acting as bailee for Broker.

(c) Custodian confirms that it has not entered into and will not enter into any agreement (other than Custodian Agreement) with any other person or entity under which Custodian has agreed to comply with instructions or entitlement orders of such other person or entity relating to the Collateral or the Special Custody Account.

(d) Custodian will confirm in writing to Broker and Customer, within one Business Day, all deposits, releases or substitutions of Collateral and will supply Broker and Customer with a monthly statement of Collateral in the Special Custody Account. Custodian will also advise Broker or Customer upon reasonable request of the kind and amount of the Collateral.

(e) Collateral held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and Broker’s Security Interest therein. Custodian acknowledges that the Collateral in the Special Custody Account is not subject to any right, charge, security interest, lien, encumbrance or claim of any kind in favor of Custodian or any person claiming through Custodian, other than Broker’s claim pursuant to this Agreement.

5. Exculpation of Custodian.

(a) Custodian will have no responsibility or liability for (i) determining the adequacy of the Collateral, (ii) making or verifying any calculations related to any Collateral requirements, (iii) the effect of foreign law with respect to any Collateral issued, or for which the issuer’s jurisdiction is, outside of the United States or that is maintained with a foreign clearing corporation or a foreign depositary bank, (iv) the effect of foreign law with respect to any insolvency proceeding of Customer in which the insolvency tribunal is located outside of the United States or (v) otherwise the creation, attachment, perfection or priority of any security interest in favor of
Broker or the adequacy of the remedies of Broker to enforce any security interest.

(b) Custodian will have no responsibility or liability to Customer for complying with Advices from Broker or other entitlement orders or instructions originated by Broker.

(c) Custodian will have no duty to investigate or make any determination to verify (i) the occurrence or existence of a Customer default under the Margin Agreement or otherwise, (ii) compliance by either Broker or Customer with the Margin Agreement, any Options Agreement or the Margin Rules or other applicable law, (iii) whether the value of Collateral is equal in value to Adequate Performance Assurance, (iv) Broker’s right to issue Advices from Broker or to originate other entitlement orders or instructions or (v) otherwise the compliance by Customer or Broker with any of agreements in Section 8.

(d) Custodian will have no responsibility or liability with respect to the Special Custody Account except to the extent expressly set forth in this Agreement including, without limitation, with respect to any duty to preserve, exercise or enforce rights in the Collateral or the Special Custody Account. Custodian will not be liable or responsible for any action done or omitted to be done by it in good faith and in the absence of negligence or willful misconduct and may rely and shall be protected in acting upon any Advice from Broker or other notice, instruction, entitlement order or other communication which it reasonably believes to be genuine and authorized and in accordance with this Agreement.

(e) Custodian will not be liable for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply.

(f) Custodian will have no responsibility or liability to Broker or Customer or to any other person or entity for acting in accordance with any judicial or arbitral process, injunction or other order, writ, judgment, decree or claim of judicial lien relating to the Special Custody Account, even if subsequently modified, vacated or otherwise determined to have been without legal force or effect.

(g) In no event will Custodian be liable to Broker, Customer or any other person for indirect, consequential or special damages, even if Custodian has been advised of the possibility or likelihood of such damages.

5.1 Limitation of Broker’s Liability to Customer. Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's gross negligence, willful misconduct, fraud, breach of this Agreement, the Margin Agreement or the Options Agreement or violation of applicable law. The Customer shall indemnify Broker for, and hold it harmless against, any loss, liability or expense incurred by Broker, to the extent that such loss, liability or expense is not a result of Broker’s gross negligence, willful misconduct, fraud, breach of this Agreement, the Margin agreement or the Options Agreement or violation of applicable law, or bad faith on the part of Broker. No party hereto shall have any liability for any special, indirect or consequential damages, whether or not the likelihood of such loss or damage was known to such party.

6. Indemnification in Favor of Custodian.

(a) As between Customer and the Custodian, (a) except for the rights of control in favor of Broker agreed to herein, nothing herein shall be deemed to modify, limit, restrict, amend or supersede the terms of the Custodian Agreement, and (b) the Custodian shall, subject to the terms of this Agreement, be and remain entitled to all of the rights, indemnities, powers, and protections in its favor under the Custodian Agreement, which shall apply fully to the Custodian’s actions and omissions hereunder..

(b) Broker will indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable attorneys’ fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian solely in accordance with any notice, instruction, or entitlement order under this Agreement originated by Broker, except for losses or liabilities arising out of Custodian’s gross negligence, willful misconduct or bad faith.

7. Custodian’s Compensation and Reimbursement Rights.

(a) Customer will pay and reimburse Custodian for any advances, fees, costs, expenses (including, without limitation, reasonable and documented fees attorneys’ fees) and disbursements actually incurred by Custodian in connection with this Agreement. Any fees, expenses or other amounts that may be owing to Custodian from time to time pursuant to the terms of this Agreement or the Custodian Agreement shall be secured by any security interest that Custodian may have been granted under Custodian Agreement or applicable law.

(b) Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind, including, without limitation, any such security interest, lien or right of set off that may arise from or relate to that certain Master Custodian Agreement between the Customer and the Custodian, which Custodian may have or acquire with respect to Collateral in the Special Custody Account.

8.  Agreements Between Customer and Broker. The provisions of this Section apply only as between Customer and Broker and shall be governed by the laws of the State of New York exclusive of any conflict of laws rules that would require the application of the law of any other jurisdiction. Customer and Broker hereby agree as between them as follows:

(a) As used in this Section, the following terms have the following meanings:

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the “aggregate exercise price” of the Call Option contract is less than the “aggregate current index value” of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the “aggregate exercise price” of the Put Option contract is greater than the “aggregate current index value” of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days.

"Same Day" means no later than 5:00 p.m. (ET) on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. (ET) If such notification is given by Broker to Customer after
10:00 a.m. (ET), Same Day shall mean by 5:00 p.m. (ET) the following Business Day.

(b) All determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement or any Options Agreement shall be made by Customer. Customer is not relying upon Broker to make recommendations with respect thereto.

(c) Customer hereby grants to Broker a security interest in the Special Custody Account, the Collateral and any and all proceeds of any thereof to secure the payment and performance of Customer's obligations to Broker under this Agreement, the Margin Agreement or any Options Agreement. Such security interest will terminate immediately, without further action by any party hereto, at such time as Collateral is released as provided herein. Customer will at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of the Margin Agreement.

(d) Reserved.

(e) Broker will be responsible for valuing Collateral. On the Business Day on which a request is received by Broker from Investment Advisor, Broker will provide to Custodian an Advice from Broker to deliver out Collateral selected by Investment Advisor to or for the benefit of Customer (i) if the Collateral represents an excess in value of Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance, provided that no Collateral shall be released prior to deposit of such substitute Collateral; or (iii) upon termination of Customer's accounts with Broker including the Margin Account and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto and the discharge of all obligations to Broker. Broker will give Customer reasonable notice of Broker's internal proprietary margin system as in effect from time to time.

(f) Customer represents and warrants to Broker that securities included, or delivered to Custodian to be included, in the Collateral will at all times be in good deliverable form and that Collateral will not be subject to any right, charge, security interest, lien encumbrance or claim of any kind other than the security interest in favor of Broker contemplated hereby (the “Security Interest”).

(g) Broker will not issue an Advice from Broker or other entitlement order or instruction to Custodian to sell or otherwise dispose of Collateral or to deliver out Collateral, other than to or for the benefit of Customer, unless a Customer default under the Margin Agreement has occurred and is continuing; in which case, Broker will provide to an officer of Customer a copy of any such Advice from Broker or other notice to Custodian to deliver Collateral free of payment at the same time as Broker provides such Advice from Broker or other notice to Custodian.

(h) Broker will not be liable for any loss, cost or expense sustained or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer's account at Customer's direction or otherwise, except to the extent that the loss, cost or expense is the result of Broker's own gross negligence, willful misconduct, fraud, breach of this Agreement, the Margin Agreement or the Options Agreement or violation of applicable law.

(i) No party hereto shall be liable for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply.

9. Relationship to Custodian Agreement.

(a) Broker is not a party to the Custodian Agreement and shall not be bound by the terms thereof. This Agreement does not confer on Broker any third-party rights under the Custodian Agreement. In the event of any disagreement between the terms of this Agreement and the Margin Agreement concerning the subject matter of the Margin Agreement, the terms of the Margin Agreement shall control as between Broker and Customer. Custodian is not a party to the Margin Agreement and shall not be bound by the terms thereof.

(b) If a provision of this Agreement in favor of Custodian provides a greater right to Custodian against Customer or subjects Custodian to a lesser liability to Customer than under Custodian Agreement, the provision of this Agreement shall control.

(c) Except as provided in Section 9(a) or (b), this Agreement does not modify the terms of Custodian Agreement, and Custodian shall be and remain entitled to all of the exculpations, indemnities and other benefits in its favor under Custodian Agreement, including those with respect to Custodian’s actions and omissions under this Agreement. Instructions and entitlement orders originated by any party under this Agreement will constitute “Proper Instructions” under and as defined in Custodian Agreement.

10. Notices. Any Advice from Broker or other notice, instruction, entitlement order or other communication required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, prepaid or, for termination of this Agreement only, by certified or registered mail, and addressed as follows, or to such other address as any party may hereafter notify the other parties in writing:

Reconciliation support and copies of Custodian confirmation and statements issued pursuant should be sent to:

National Financial Services LLC
200 Liberty Street (Mail Zone NY5H) New York, NY 10281
Attn: Yasmin Coutinho
Tel: 212-335-5311
Email: Yasmin.coutinho@fmr.com

Copies of data transmissions should be sent to:

National Financial Services LLC
1000 Plaza 5
Jersey City, NJ 07311
Attn: Lewis Missuk
Tel: 201-915-7488
Email: Lewis.missuk@fmr.com

All other notices, if to Broker, then:

Fidelity Capital Markets
200 Seaport Boulevard, Z2H Boston, MA 02210
Attn: Chief Operating Officer

With a copy to:

Fidelity Capital Markets Services
200 Seaport Boulevard, Z2H Boston, MA 02210
Attn: Legal Department

If to Customer, then:

RiverNorth Opportunities Fund, Inc.
1290 Broadway, Suite 1100
Denver, CO 80203
Attn: Secretary
Phone: 303.623.2577

If to Custodian, then:

State Street Bank and Trust Company
Channel Center
1 Iron Street
Boston, MA 02210
Attention: Patrick Arthur
Telephone No.: 617-662-1201

11. Termination.

(a) This Agreement may be terminated by any of the parties upon ninety (90) days’ prior written notice to the other parties. Upon termination by Customer or Broker, Broker will have no further right to issue Advices from Broker or originate instructions or entitlement orders concerning the Collateral or the Special Custody Account, and the rights of Customer concerning the Collateral and the Special Custody Account shall be governed by Custodian Agreement.

(b) Notwithstanding anything to the contrary, the Custodian may terminate this Agreement upon sixty (60) days’ prior written notice to the other parties. Upon termination of this Agreement by Custodian, any Collateral in the Special Custody Account will be transferred to a successor custodian designated in writing by the parties or party then entitled to give instructions and entitlement orders under Section 3. If no designation is made, Custodian will be entitled to petition a court of competent jurisdiction to appoint a successor custodian and will be indemnified by Customer for any costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) relating thereto.

(c) Termination will not affect any rights created or obligations incurred under this Agreement prior to termination. This Section and Sections 5, 6, 7, 8(c), 8(h), 8(i), and 12 will survive the termination of this Agreement.

12. Successors and Assigns. This Agreement will be binding upon the parties and their respective successors and assigns. Custodian may transfer its rights and duties under this Agreement to any successor to Custodian under Custodian Agreement. Otherwise, this Agreement may not be assigned without the written consent of all parties.

13. Governing Law; Jury Trial Waiver; Waiver of Immunity. Except as provided in Section 8, this Agreement is governed by the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules. To the extent permitted by law, each party waives any right to trial by jury in any legal proceeding arising out of or relating to this Agreement. If in any jurisdiction Broker or Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, attachment (before or after judgment) or other legal process, the party irrevocably agrees not to claim, and hereby waives, such immunity.

14. Miscellaneous. No amendment or modification of this Agreement will be effective unless it is in writing and signed by each of the parties hereto. If any provision of this Agreement is held illegal, void or unenforceable, the remainder of this Agreement will remain in effect. Any headings appearing on this Agreement are for convenience only and do not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which will be an original, and all such counterparts taken together will constitute one and the same Agreement. This Agreement supersedes and terminates, as of the date hereof, all prior Control Agreements, or similar agreements, among Broker, Customer and Custodian relating to the Margin Agreement, any Options Agreement or any predecessor margin or options agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER:	RIVERNORTH OPPORTUNITIES FUND, INC.

/s/ Thomas Carter
Name: Thomas A. Carter
Title: President

BROKER:	NATIONAL FINANCIAL SERVICES LLC, ACTING THROUGH ITS DIVISION FIDELITY CAPITAL MARKETS

/s/ James Coughlin
Name: James Coughlin
Title: Senior Vice President

CUSTODIAN:	STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

APPENDIX A

TO
SPECIAL CUSTODY AND PLEDGE AGREEMENT
(SHORT SALES AND EXCHANGE-LISTED OPTIONS)
AMONG
RIVERNORTH OPPORTUNITIES FUND, INC.
(CUSTOMER),
NATIONAL FINANCIAL SERVICES LLC, ACTING THROUGH ITS DIVISION FIDELITY CAPITAL
MARKETS, AND (BROKER)
STATE STREET BANK AND TRUST COMPANY (CUSTODIAN)
Dated as of: August 25, 2016

AUTHORIZED PERSONS FOR FIDELITY CAPITAL MARKETS

Custodian is directed to accept and act upon Advice from Broker received from any one of the following persons at Fidelity Capital Markets.:

Name	Telephone/Fax Number	Signature

1.	1. Tel. Fax.	1. _________________
2.	2. Tel. Fax.	2. _________________
3.	3. Tel. Fax.	3. _________________

Authorized by:	[signature]

Name: Title: Date: